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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tyco International Ltd. of our report dated September 30, 1998 (relating to the consolidated statements of operations, changes in stockholders' equity and cash flows of United States Surgical Corporation and its subsidiaries for the nine month period ended September 30, 1997 and the related financial statement schedule for the nine month period ended September 30, 1997), which report is included in Tyco International Ltd.'s Annual Report on Amendment No. 3 on Form 10-K/A for the year ended September 30, 1999.

                                          /s/ Deloitte & Touche LLP

Stamford, Connecticut
October 23, 2000